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Exhibit 23.2

[Letterhead of DeCoria, Maichel & Teague, P.S.]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Nova Oil, Inc.:

We consent to the incorporation by reference in Nova Oil, Inc.'s Pre-effective Amendment No. 1 to Form S-3 of our report dated February 18, 2006, with respect to the financial statements of Nova Oil, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2005, which was filed with the Securities and Exchange Commission on March 13, 2006.

/DeCoria, Maichel & Teague, P.S./
DeCoria, Maichel & Teague, P.S. Spokane, Washington August 31, 2006

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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM